UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction
of incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 20, 2012, Semtech Corporation, a Delaware corporation (“Semtech”), entered into a Credit Agreement with the lenders referred to therein (the “Lenders”) and Jefferies Finance LLC, as administrative agent (the “Credit Agreement”).  Pursuant to the Credit Agreement, the Lenders provided Semtech with senior secured first lien credit facilities in an aggregate principal amount of $350,000,000 (the “Facilities”), consisting of Term A loans in an aggregate principal amount of $100,000,000 (the “Term A Loans”) and Term B loans in an aggregate principal amount of $250,000,000 (the “Term B Loans”).  A portion of the proceeds of the Facilities were used to finance the acquisition of Gennum Corporation (“Gennum”), a corporation incorporated under the Business Corporations Act (Ontario), as discussed under Item 2.01 below, and fees, costs and expenses related thereto, and the remainder of the proceeds of the Facilities may be used by Semtech for working capital and general corporate purposes.

Semtech may request, at any time and from time to time, the establishment of one or more additional term loan facilities in an aggregate principal amount not to exceed $150,000,000, the proceeds of which may be used for working capital and general corporate purposes.

Interest on the Term A Loans accrues, at Semtech’s option, at a rate per annum equal to the Base Rate (as defined below) plus a margin ranging from 1.50% to 1.75% depending upon Semtech’s consolidated leverage ratio or LIBOR for an interest period to be selected by Semtech plus a margin ranging from 2.50% to 2.75% depending upon Semtech’s consolidated leverage ratio.  Interest on the Term B Loans accrues, at Semtech’s option, at a rate per annum equal to the Base Rate (subject to a floor of 2.00%) plus a margin of 2.25% or LIBOR for an interest period to be selected by Semtech (subject to a floor of 1.00%) plus a margin of 3.25%.  The “Base Rate” is equal to a fluctuating rate equal to the highest of (a) the prime rate, (b) ½ of 1% above the federal funds effective rate and (c) one-month LIBOR plus 1%.

Subject to certain customary exceptions, all obligations of Semtech under the Facilities are unconditionally guaranteed by each of Semtech’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries (the “Guarantors”).  The obligations of Semtech and the Guarantors in respect of the Facilities are secured by a first priority security interest in substantially all of the assets of Semtech and the Guarantors, subject to certain customary exceptions.

The Facilities are subject to certain representations and warranties, affirmative covenants, negative covenants, financial covenants and conditions that are customarily required for similar financings.  The Facilities also contain customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the Facilities, the failure to comply with certain covenants and agreements specified in the Facilities for a period of time after notice has been provided, the acceleration of certain other indebtedness resulting from the failure to pay principal on such other indebtedness, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the Facilities may become due and payable immediately.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On March 20, 2012, Semtech, through its wholly-owned subsidiary Semtech Canada Inc. completed the acquisition of Gennum, as previously described in Semtech’s Current Report on Form 8-K filed on January 24, 2012, as amended on Form 8-K/A filed on January 26, 2012.  Semtech acquired 100% of the outstanding shares of Gennum for CDN$13.55 per share or a total purchase price of approximately CDN$505 million (approximately US$510 million based on the exchange rate on March 20, 2012 of CDN$0.99 to US$1.00).  The acquisition was completed by way of a plan of arrangement under the Business Corporations Act (Ontario) and was financed with a combination of cash on hand and a portion of the proceeds from a $350 million borrowing under the Facilities described under Item 1.01 above.  Following completion of the acquisition Gennum and Semtech Canada Inc. amalgamated and will operate under the name Semtech Canada Inc.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above is incorporated herein by reference.

Item 7.01                                           Regulation FD Disclosure.

On March 20, 2012, Semtech issued a press release announcing the completion of the acquisition of Gennum.  A copy of the press release is furnished and attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Semtech will file the financial statements of the business acquired pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Semtech will file pro forma financial information related to the business acquired pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)                                 Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated March 20, 2012 entered into among Semtech Corporation, the lenders referred to therein and Jefferies Finance LLC, as administrative agent

99.1	Press Release dated March 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMTECH CORPORATION

Date: March 22, 2012	By:	/s/ Emeka Chukwu
		Name:	Emeka Chukwu
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated March 20, 2012 entered into among Semtech Corporation, the lenders referred to therein and Jefferies Finance LLC, as administrative agent

99.1	Press Release dated March 20, 2012